Exhibit 99.1

Calavo Growers, Inc. Announces First Quarter 2023 Financial Results

SANTA PAULA, Calif., March 6, 2023—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and provider of convenient, ready-to-eat fresh food, today reported its financial results for the fiscal first quarter ended January 31, 2023.

First Quarter Financial Overview

•	Total revenue of $226.2 million, an 18% decline from prior year
o	Grown segment revenue decreased 27% year-over-year to $117.7 million
o	Prepared segment revenue decreased 3% year-over-year to $108.5 million
•	Gross profit of $14.4 million, compared to $13.2 million for the year-ago quarter
o	Grown segment gross profit decreased $2.2 million from prior year to $9.5 million
o	Prepared segment gross profit increased $3.4 million from prior year to $5.0 million
•	Net loss of $(3.1) million, or $(0.17) per diluted share, compared to net loss of $(4.0) million, or $(0.23) per diluted share, for the same period last year
•	Adjusted net loss of $(1.4) million, or $(0.08) per diluted share, compared to adjusted net loss of $(0.4) million, or $(0.02) per diluted share for the year-ago quarter
•	Adjusted EBITDA of $3.6 million compared to $4.7 million for the same period last year

Adjusted net income (loss), adjusted net income (loss) per diluted share, and adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below.

First Quarter Highlights

•	Achieved year over year improvement in Prepared segment results despite weather challenges
•	Implemented first phase of new transportation management system that enables RFPs on most outsourced freight; will be fully implemented in second quarter
•	Finalized latest initiatives to streamline operations and improve performance

Management Commentary

“Our first quarter results were impacted by challenging market conditions in both the Grown and Prepared segments. Grown segment performance was challenged by low avocado prices and margins, driven by increased volumes of Mexican avocados. Prepared segment performance was affected by volume softness and winter weather that led to higher operating costs including from temporary facility closures,” said Brian W. Kocher, President and Chief Executive Officer of Calavo Growers, Inc.

Calavo Growers, Inc.

“Grown segment market conditions started to recover in late January, and we have realized avocado margins within our targeted range of $3 to $4 per case for most of the second quarter. Supply pressure, however, may lead to ongoing volatility in avocado margins. In addition, volume softness in Prepared may persist in the near term as data indicates volume sales have been down broadly across retail food categories. The operating environment, coupled with our first quarter results, has caused us to lower our fiscal year margin expectations for both segments. For 2023, we estimate adjusted EBITDA in the range of $40 to $45 million. While we’re not setting the precedent of giving annual EBITDA guidance, we believe it is important to provide an indication of our expectations for this year given first quarter results. A reconciliation of estimated adjusted EBITDA for fiscal 2023 to the most directly comparable GAAP measure is not available at this time because of the uncertainty of various components that are excluded from adjusted EBITDA. These components may be material to the Company’s results in accordance with GAAP for the full year 2023.

“Our top capital allocation priority is to invest to grow the business to generate long-term shareholder value. We also are committed to paying a dividend with competitive yield and payout metrics relative to benchmarks. However, the metrics associated with our current dividend rate have been elevated since fiscal 2020 and remain elevated under the current operating environment. We plan to reset the dividend to a level that provides more market competitive metrics. We anticipate the Board of Directors will declare a dividend of $0.10 per share for the second quarter. Although we remain committed to growing the business, we also plan to reduce our fiscal 2023 capital expenditures while we navigate near-term challenges. We now expect capital expenditures for fiscal 2023 of approximately $13 million. These adjustments reflect deliberate fiscal discipline that will allow us to continue prioritizing investment for growth while maintaining competitive dividend metrics.

“I want to emphasize that we have a strong balance sheet and sufficient liquidity to manage through these operational challenges while also funding capital projects and growth initiatives to strengthen future earnings.”

First Quarter 2023 Consolidated Financial Review

Total revenue for the first quarter 2023 was $226.2 million, compared to $274.1 million for the first quarter 2022, a decline of 18%. Grown segment sales decreased 27% and Prepared segment sales decreased 3%. The average selling price of avocados in the Company’s Grown segment decreased by 35% to approximately $28 per case while volumes were up 3.4% versus the prior-year period.

Gross profit for the first quarter was $14.4 million compared to $13.2 million for the same period last year.

Selling, general and administrative (SG&A) expenses for the first quarter totaled $16.4 million, compared to $15.3 million for the same period last year. The increase primarily was due to higher costs associated with employee compensation, including stock-based compensation.

Net loss for the first quarter was $(3.1) million, or $(0.17) per share. This compares with a net loss of $(4.0) million, or $(0.23) per diluted share, for the same period last year.

Calavo Growers, Inc.

Adjusted net loss was $(1.4) million, or $(0.08) per diluted share, compared to adjusted net loss of $(0.4) million, or $(0.02) per diluted share last year.

Adjusted EBITDA was $3.6 million compared to $4.7 million for the same period last year.

Balance Sheet and Liquidity

The Company ended the quarter with $24.0 million of total debt, which included $16.4 million of borrowings under its line of credit and $7.6 million of other long-term obligations and finance leases. Cash and cash equivalents totaled $1.8 million and the Company had $26 million of available liquidity as of January 31, 2022.

Segment Performance

Grown

Grown segment sales in the first quarter were $117.7 million, down 27% from $162.0 million for the same period last year. Avocado prices were 35% lower year-over-year, and avocado volume was 3.4% higher. Segment gross profit was $9.5 million compared to $11.7 million for the same period last year. Results were pressured by low avocado prices and compressed margins, particularly for small fruit, driven by high volumes of Mexican avocados. Prices at retail did not decline in proportion to the average wholesale case price decline, which may have dampened demand in the quarter. Performance was also negatively affected by the strengthening peso relative to the U.S. dollar, which increased operating costs in Mexico in dollar terms. Industry volume of avocados from Mexico was up over 8% over our fiscal first quarter.

Prepared

Prepared segment sales in the first quarter were $108.5 million, down from $112.1 million in the same period last year. Segment gross profit was $5.0 million, increasing $3.4 million from the same period last year. The Prepared segment generated a gross margin of 4.6%, which consisted of a gross margin of over 1% in the fresh-cut division and approximately 26% in the guacamole division. Results in the fresh-cut division were affected by seasonal slowness but also by isolated winter weather impacts and slower than anticipated consumer purchase rates. Winter storm events drove approximately $1.0 million of unfavorable impacts in the quarter primarily due to manufacturing facility closures. Volume in Prepared was down 13% compared to the year ago quarter as retail customers experienced higher dollar sales year-over-year but lower volume movement.

Outlook

Grown Segment

Fiscal 2023 avocado gross margins per case are expected to be at or near the low end of our $3 to $4 target range. The outlook reflects first quarter results and the expectation that margins may remain under pressure as the California and Peru seasons get underway.

Calavo Growers, Inc.

Prepared Segment

Fiscal 2023 gross margins in the fresh cut division will be at or near the low end of the 10%-12% gross margin range exiting fiscal 2023 as volume softness is expected to persist in the near term. However, new customer distribution points and volume are still scheduled to launch in the second half. Gross margins in the guacamole division are expected to approximate 20% for fiscal 2023.

“Despite a challenging start to fiscal 2023, we remain focused on making changes to the business that will deliver ongoing value,” Kocher said. “We recently finalized plans to restructure some of our operations.”

The plans include the following:

•	Restructuring certain corporate and administrative functions to upgrade capabilities and to reduce costs,
•	Consolidating activities in our Grown distribution network to streamline operations and generate savings, and
•	Exiting the non-core salsa business to in our Prepared Segment.

These activities are expected to generate annual savings of at least $1.5 million with one-time charges of approximately $3.2 million that includes cash and non-cash costs associated with severance, asset impairments, and implementation expenses. The payback on cash costs is expected to be approximately 1.5 years or less.

Non-GAAP Financial Measures

This press release includes non-GAAP measures EBITDA, adjusted EBITDA, adjusted net income (loss) and adjusted net income (loss) per diluted share, which are not prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.”

EBITDA is defined as net income (loss) attributable to Calavo Growers, Inc. excluding (1) interest income and expense, (2) income tax (benefit) provision, (3) depreciation and amortization and (4) stock-based compensation expense. Adjusted EBITDA is EBITDA with further adjustments for (1) non-cash net losses (income) recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted EBITDA is a primary metric by which management evaluates the operating performance of the business, on which certain operating expenditures andinternal budgets are based. Additionally, the Company’s senior management is compensated in part on the basis of Adjusted EBITDA. The adjustments to calculate EBITDA and adjusted EBITDA are items recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded.

Adjusted net income is defined as net income (loss) attributable to Calavo Growers, Inc. excluding (1) non-cash net losses recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted net income (loss) and the related measure of adjusted net income (loss) per diluted share exclude certain

Calavo Growers, Inc.

items that are recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded. We believe adjusted net income (loss) affords investors a different view of the overall financial performance of the Company than adjusted EBITDA and the GAAP measure of net income (loss) attributable to Calavo Growers, Inc.

Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables below.

Items are considered one-time in nature if they are non-recurring, infrequent or unusual and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. Non-GAAP information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. None of these metrics are presented as measures of liquidity. The way the Company measures EBITDA and adjusted EBITDA may not be comparable to similarly titled measures presented by other companies and may not be identical to corresponding measures used in Company agreements.

Conference Call and Webcast

Calavo will release full first quarter earnings Monday, March 6 and will host a conference call the same day at 5:00 p.m. ET/2:00 p.m. PT to discuss its financial results. The conference call may be accessed by dialing 877-407-3982 (domestic) or 201-493-6780 (international) with conference ID: 13736277. Participants can use the dial-in numbers to reach an operator or click the Call me™ link (https://callme.viavid.com/viavid/?callme=true&passcode=13713975&h=true&info=company&r=true&B=6) for instant telephone access to the event. The Call me™ link will be active 15 minutes before the call. A live audio webcast of the call also will be available on the Investor Relations section of Calavo’s website at Events & Presentations | Calavo Growers, Inc. and will be archived for replay.

About Calavo Growers, Inc.

Calavo Growers, Inc. (Nasdaq: CVGW) is a global leader in quality produce, including avocados, tomatoes and papayas, and a pioneer of healthy fresh-cut fruit, vegetables and prepared foods. Calavo products are sold under the trusted Calavo brand name, proprietary sub-brands, private label and store brands.

Founded in 1924, Calavo has a rich culture of innovation, sustainable practices and market growth. The company serves retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. Calavo is headquartered in Santa Paula, California, with processing plants and packing facilities throughout the U.S. and Mexico. Learn more about The Family of Fresh™ at calavo.com.

Safe Harbor Statement

This press release contains statements relating to future events and results of Calavo (including financial projections and business trends) that are "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements are based on our current expectations and are not promises or guarantees. If any of the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Calavo may differ

Calavo Growers, Inc.

materially from those expressed or implied by such forward-looking statements and assumptions. The use of words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements. Risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements include, but are not limited to, the following: the ability of our new management team to work together successfully; the impact of operational and restructuring initiatives on our business, results of operations, and financial condition, including uncertainty as to whether the desired effects will be achieved and potential long-term adverse effects from reducing capital expenditures; the impact of weather on market prices and operational costs; seasonality of our business; sensitivity of our business to changes in market prices of avocados and other agricultural products and other raw materials including fuel, packaging and paper; potential disruptions to our supply chain; risks associated with potential future acquisitions, including integration; potential exposure to data breaches and other cyber-attacks on our systems or those of our suppliers or customers; dependence on large customers; dependence on key personnel and access to labor necessary for us to render services; susceptibility to wage inflation; potential for labor disputes; reliance on co-packers for a portion of our production needs; competitive pressures, including from foreign growers; risks of recalls and food-related injuries to our customers; changing consumer preferences; the impact of environmental regulations, including those related to climate change; risks associated with the environment and climate change, especially as they may affect our sources of supply; our ability to develop and transition new products and services and enhance existing products and services to meet customer needs; risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and restrictions as a result of COVID-19 and trade protection measures such as import/export/customs duties, tariffs and/or quotas and currency fluctuations); risks associated with receivables from, loans to and/or equity investments in unconsolidated entities; volatility in the value of our common stock; the impact of macroeconomic trends and events; and the resolution of pending investigations, legal claims and tax disputes, including an assessment imposed by the Mexican Tax Administrative Service (the “SAT”) and our defenses against collection activities commenced by the SAT.

For a further discussion of these risks and uncertainties and other risks and uncertainties that we face, please see the risk factors described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made only as of the date of this press release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact	Media Contact
Julie Kegley, Senior Vice President	Thomas Federl, VP Communications, Marketing & ESG
Financial Profiles, Inc.	Calavo Growers, Inc.
calavo@finprofiles.com	Thomas.Federl@calavo.com
310-622-8246	843-801-4174

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

(in thousands)

	January 31,	October 31,
	2023	2022

Assets
Current assets:
Cash and cash equivalents	$1,797	$2,060
Restricted cash	—	1,074
Accounts receivable, net of allowances of $4,581 (2023) and $4,199 (2022)	62,233	59,016
Inventories	44,092	38,830
Prepaid expenses and other current assets	10,918	8,868
Advances to suppliers	9,754	12,430
Income taxes receivable	4,117	3,396
Total current assets	132,911	125,674
Property, plant, and equipment, net	115,728	113,310
Operating lease right-of-use assets	53,132	54,518
Investments in unconsolidated entities	3,937	3,782
Deferred income taxes	5,433	5,433
Goodwill	28,653	28,653
Intangibles, net	6,826	7,206
Other assets	49,876	47,170
	$396,496	$385,746
Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$16,119	$20,223
Trade accounts payable	17,421	10,436
Accrued expenses	51,894	51,795
Dividend payable	—	—
Other current liabilities	11,000	11,000
Current portion of operating leases	6,969	6,925
Current portion of long-term obligations and finance leases	1,719	1,574
Total current liabilities	105,122	101,953
Long-term liabilities:
Borrowings pursuant to credit facilities, long-term	16,400	1,200
Long-term operating leases, less current portion	50,642	52,140
Long-term obligations and finance leases, less current portion	4,955	4,447
Other long-term liabilities	2,602	2,635
Total long-term liabilities	74,599	60,422
Commitments and contingencies
Shareholders’ equity:
Total shareholders’ equity	216,775	223,371
	$396,496	$385,746

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended
	January 31,
	2023	2022

Net sales	$226,204	$274,092
Cost of sales	211,772	260,864
Gross profit	14,432	13,228
Selling, general and administrative	16,353	15,283
Expenses related to Mexican tax matters	2,048	367
Impairment and charges related to Florida facility closure	—	565
Operating loss	(3,969)	(2,987)
Interest expense	(416)	(327)
Other income, net	354	659
Unrealized net loss on Limoneira shares	—	(2,130)
Loss before income taxes and loss from unconsolidated entities	(4,031)	(4,785)
Income tax benefit	1,080	1,160
Net income (loss) from unconsolidated entities	156	(535)
Net loss	(2,795)	(4,160)
Add: Net loss (income) attributable to noncontrolling interest	(273)	117
Net loss attributable to Calavo Growers, Inc.	$(3,068)	$(4,043)

Calavo Growers, Inc.’s net loss per share:
Basic	$(0.17)	$(0.23)
Diluted	$(0.17)	$(0.23)

Number of shares used in per share computation:
Basic	17,673	17,653
Diluted	17,673	17,653

Calavo Growers, Inc.

CALAVO GROWERS, INC.

NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT (UNAUDITED)

(in thousands)

			Interco.
	Grown	Prepared	Elimins.	Total

	(All amounts are presented in thousands)
Three months ended January 31, 2023
Net sales	$118,069	$108,455	$(320)	$226,204
Cost of sales	108,588	103,504	(320)	211,772
Gross profit	$9,481	$4,951	$—	$14,432

Three months ended January 31, 2022
Net sales	$162,585	$112,110	$(603)	$274,092
Cost of sales	150,919	110,548	(603)	260,864
Gross profit	$11,666	$1,562	$—	$13,228

For the three months ended January 31, 2023 and 2022, intercompany sales and cost of sales of $0.3 million and $0.6 million between Grown products and Prepared products were eliminated.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF ADJUSTED NET INCOME (LOSS) AND ADJUSTED NET INCOME (LOSS) PER DILUTED SHARE(UNAUDITED)

(in thousands, except per share amounts)

The following table presents adjusted net income (loss) and adjusted net income (loss) per diluted share, each a non-GAAP measure, and reconciles them to net income (loss) attributable to Calavo Growers, Inc., and Diluted EPS, which are the most directly comparable GAAP measures. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended January 31,
	2023	2022
Net loss attributable to Calavo Growers, Inc.	$(3,068)	$(4,043)
Non-GAAP adjustments:
Non-cash losses (income) recognized from unconsolidated entities (a)	(156)	535
Net loss on Limoneira shares (b)	—	2,130
Rent expense add back (c)	108	108
Restructure costs - consulting, management recruiting and severance (d)	203	1,118
Expenses related to Mexican tax matters (e)	2,048	367
Impairment, losses and charges related to property, plant and equipment (f)	—	654
Tax impact of adjustments (g)	(551)	(1,238)
Adjusted net income attributed to Calavo Growers, Inc.	$(1,416)	$(369)

Calavo Growers, Inc.’s net loss per share:
Diluted EPS (GAAP)	$(0.17)	$(0.23)
Adjusted net loss per diluted share	$(0.08)	$(0.02)

Number of shares used in per share computation:
Diluted	17,673	17,653

(a)	For the three months ended January 31, 2023 and 2022, we realized income of $0.2 million and losses of $0.5 million from Agricola Don Memo.
(b)	For the three months ended January 31, 2022, we recorded $2.1 million in unrealized losses related to these mark-to-market adjustments. At October 27, 2022, we sold our entire investment in Limoneira.
(c)	For the three months ended January 31, 2023 and 2022, we incurred $0.1 million related to rent paid for Prepared’s former corporate office space that we have vacated and plan to sublease.
(d)

For the three months ended January 31, 2023 and 2022, we recorded $0.2 million and $1.1 million of consulting expenses related to an enterprise-wide strategic business review conducted for the purpose of restructuring to improve the profitability of the organization and efficiency of our operations.

(e)

For the three months ended January 31, 2023 and 2022, we incurred $0.6 million and $0.4 million of professional fees related to the Mexican tax matters. For the three months ended January 31, 2023, we recognized a reserve of $1.4 million related to the collectability of IVA receivables. See Note 10 on our Form 10Q for more information.

(f)

On October 18, 2021, we announced the closure of RFG’s food processing operations at our Green Cove Springs (near Jacksonville), Florida facility, as part of our Project Uno profit improvement program. As of November 15, 2021, the Green Cove facility of RFG ceased operations. We incurred $0.7 million of expenses in the first quarter of fiscal 2022, related to the closure of this facility.

(g)	Tax impact of non-GAAP adjustments are based on effective year-to-date tax rates.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (UNAUDITED)

(in thousands, except per share amounts)

The following table presents EBITDA and adjusted EBITDA, each a non-GAAP measure, and reconciles them to net income (loss) attributable to Calavo Growers, Inc., which is the most directly comparable GAAP measure. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended January 31,
	2023	2022
Net loss attributable to Calavo Growers, Inc.	$(3,068)	$(4,043)
Interest Income	(273)	(133)
Interest Expense	416	327
Income Tax Benefit	(1,080)	(1,160)
Depreciation & Amortization	4,166	4,312
Stock-Based Compensation	1,253	556
EBITDA	$1,414	$(141)

Adjustments:
Non-cash losses (income) recognized from unconsolidated entities (a)	(156)	535
Net loss on Limoneira shares (b)	—	2,130
Rent expense add back (c)	108	108
Restructure costs - consulting and management recruiting and severance (d)	203	1,118
Expenses related to Mexican tax matters (e)	2,048	367
Impairment, losses and charges related to property, plant and equipment (f)	—	618
Adjusted EBITDA	$3,617	$4,735

See prior page for footnote references

Calavo Growers, Inc.

CALAVO GROWERS, INC.

OTHER INFORMATION (UNAUDITED)

(in thousands, except per pound amounts)

	Three months ended
	January 31,
	2023	2022

Pounds of avocados sold	89,048	86,127
Pounds of guacamole products sold	4,857	5,826
Average sales price per pound - avocados	1.14	1.74
Gross profit per pound - avocados	0.09	0.12
Average sales price per pound – guacamole products	3.02	2.87
Gross profit per pound – guacamole products	0.78	0.43